Exhibit 10.2

VOLUNTARY SEPARATION AGREEMENT AND GENERAL RELEASE

This Voluntary Separation Agreement and General Release (the “Agreement and Release”) is made and entered into this 23rd day of September 2008, by and between Jeffrey R. Scheffer (“Scheffer”) and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Company”).  The Company and Scheffer previously entered into an Employment Agreement (the “Employment Agreement”), attached hereto as Exhibit A, on or about April 9, 2001.  Except as specifically provided herein, this Agreement and Release supersedes the Employment Agreement.  The Company and Scheffer have now mutually agreed that it is in the best interest of both parties that Scheffer terminate his employment in accordance with the terms of this Agreement and Release.  To assist Scheffer following his separation from employment, the Company has offered to provide certain benefits to Scheffer, over and above that to which he is presently entitled, in exchange for his promises and general release contained in this Agreement and Release.  Scheffer has voluntarily accepted this offer and Scheffer and the Company now desire to effect an amicable separation of Scheffer’s employment.

THEREFORE, IN CONSIDERATION of the mutual promises and releases contained in this Agreement and Release, IT IS AGREED THAT:

1. Termination Date.  Scheffer hereby resigns as President and Chief Executive Officer of the Company, and acknowledges his termination as a Company employee, effective as of September 23, 2008 (the “Termination Date”).

2. Resignation as Director.  Scheffer agrees to submit his resignation as a Director of the Company, its affiliates, and/or its subsidiaries, effective as of Effective Date of this Agreement and Release.

3. Acknowledgement of Adequate Consideration.  Scheffer agrees and acknowledges that the compensation and benefits provided under this Agreement and Release are adequate and sufficient and in excess of what he would otherwise be entitled to receive from the Company as a result of termination of his employment.

4. Payment to Scheffer.  The Company shall pay Scheffer (or his estate) the gross sum of $1,000,000 (the “Payment”) in one lump sum on the first day of the seventh month following Scheffer’s “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h).  The Payment shall be treated as wages for purposes of federal and state taxation and withholding but shall not be considered as compensation for purposes of any employee benefit plans sponsored by the Company.

5. COBRA.  Eligibility for health care continuation coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), will not be altered by this Agreement and Release.

6. Confidential Information.  Scheffer agrees and acknowledges that the Confidential Information provision of the Employment Agreement (Exhibit A, § 6c) shall remain in full force and effect.  The Company agrees and acknowledges that the remaining provisions of the Employment Agreement, including the Non-competition Restriction provision of the Employment Agreement (Exhibit A, § 6a), do not remain in effect.

7. Non-Solicitation.  Scheffer agrees and acknowledges that, except with the prior consent in writing of the Company, for twenty-four (24) months following the Effective Date of this Agreement and Release, Scheffer shall not directly or indirectly hire or employ in any capacity or solicit the employment of or offer employment to or entice away or in any other manner persuade or attempt to persuade any person (i) employed by the Company or any of its subsidiaries to leave the employ of any of them, or (ii) who is an independent sales representative for the Company to terminate such person's status as an independent sales representative.

8. Releases.  In exchange and in consideration for the promises, obligations, and agreements of the Company contained herein, which Scheffer agrees and acknowledges are adequate and sufficient consideration, Scheffer, on behalf of his agents, representatives, attorneys, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company, and all its past and present parent companies, affiliates, subsidiaries, divisions, officers, members, employees, partners, directors, shareholders, agents, attorneys, representatives, predecessors, successors, transferees, and assigns, as well as all of their past and present directors, shareholders, partners, employees, members, agents, representatives, and attorneys (collectively referred to as the “ Company Releasees”) from any and all causes of action, remedies, or claims of any type Scheffer now has, or ever has had, as of any day hereof, or at any time prior to the date hereof, arising out of his employment with the Company or otherwise, including, but not limited to: (a) all claims for employment discrimination or retaliation under the Virginia Human Rights Act, Va. Code § 2.2-3900 et seq., Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act, ERISA Virginia Equal Pay Irrespective of Sex Act, Va. Code § 40.1-28.6 et seq., the Federal Equal Pay Act and the Fair Labor Standards Act (or any other federal or state statute relating to employment, discrimination, retaliation or wages); (b) all claims for wages, compensation, vacation pay, sick pay, compensatory time, commissions, or benefits including but not limited to those arising under any state or federal wage and hour law, ERISA, ERISA benefit plan or policy, Virginia wage payment laws, Va. Code § 40.1-29; and (c) all claims arising under the common law of any state which relate to or arise out of Scheffer’s employment or the termination of his employment including, but not limited to, claims relating to the Employment Contract (Exhibit A), or any other employment contracts, promissory estoppel, wrongful discharge, defamation, intentional or negligent infliction of emotional distress, wrongful termination of benefits, and wrongful denial of wages and/or commissions (but excluding claims that cannot legally be released).

Scheffer covenants and agrees never to institute directly or indirectly any action or proceeding of any kind against the Company Releasees related to or arising out of any claim released herein.  Further, Scheffer releases and forever discharges the Company and all other Company Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which he has or may have as of the date of this Agreement; provided that notwithstanding the foregoing, nothing in this Agreement and Release  precludes Scheffer from filing an administrative charge of discrimination or an administrative charge within the jurisdiction of the Equal Employment Opportunity Commission (“EEOC”) or National Labor Relations Board, or from filing a charge or communicating with any federal, state or local government office, official or agency.  Scheffer promises never to seek or accept any damages, remedies, or other relief for himself personally (any right to which Scheffer hereby waives and promises never to accept) with respect to any claim included in this Paragraph 8 of this Agreement and Release, in any proceeding, including, but not limited to, any EEOC proceeding.  Scheffer warrants and represents that, as of the date of execution of this Agreement, Scheffer is not aware of any violations of law by the Company or any of the Company Releasees and has not filed any such charge or complaint.

Scheffer has read and understands this Agreement and Release and acknowledges that he was given twenty-one (21) days to consider the terms of the Agreement and Release and to decide whether to sign the Agreement and Release.  Scheffer also acknowledges that he was advised, in writing, to carefully consider the Agreement and Release and to consult with an attorney before signing it.  Scheffer understands that he may revoke this Agreement and Release within seven (7) days of its execution by notifying the Company of that decision, in writing, within the seven (7) day revocation period.  The Agreement and Release will not become effective until after such seven (7) day revocation period has expired (the “Effective Date”).  Scheffer agrees and acknowledges that he has voluntarily signed this Agreement and Release with the full knowledge of its terms and conditions, which are final and binding upon him and upon the Company.

 In exchange and in consideration for the promises, obligations, and agreements of Scheffer contained herein, which the Company agrees and acknowledges are adequate and sufficient consideration, the Company, on behalf of its past and present parent companies, affiliates, subsidiaries, divisions, officers, members, employees, partners, directors, shareholders, agents, attorneys, representatives, predecessors, successors, transferees, and assigns, as well as all of their past and present directors, shareholders, partners, employees, members, agents, representatives, and attorneys hereby releases and forever discharges Scheffer, and all his agents, representatives, attorneys, assigns, heirs, executors, and administrators (collectively referred to as the “Scheffer Releasees”) from any and all causes of action, remedies, or claims of any type the Company now has, or ever has had, as of any day hereof, or at any time prior to the date hereof, arising out of Scheffer’s employment with the Company or otherwise.

The Company covenants and agrees never to institute directly or indirectly any action or proceeding of any kind against the Scheffer Releasees related to or arising out of any claim released herein.  Further, the Company releases and forever discharges Scheffer and all other Scheffer Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which it has or may have as of the date of this Agreement.

9. No Assignment of Claims.  Scheffer represents and warrants that he has not assigned any of the claims described in Paragraph 8, above, and that he has not authorized any other person or entity to assert any such claim on his behalf.

10. Binding Effect.  This Agreement and Release shall be binding upon and inure to the benefit of Scheffer, the Company and their respective representatives, predecessors, heirs, successors, and assigns.

11. Non-Disparagement.  Scheffer agrees that, in discussing his relationship with the Company, or the Company generally, he will not disparage, discredit, or otherwise treat the Company, its officers or employees, in a detrimental way or in any way that would interfere with the Company’s business.  The Company agrees that, in discussing its relationship with Scheffer, or Scheffer generally, the Company and its officers will not disparage, discredit, or otherwise treat Scheffer in a detrimental way.

12. Applicable Law.  The Company and Scheffer agree that this Agreement and Release shall be interpreted, applied, and enforced in Virginia courts in accordance with Virginia law.

13. Entire Agreement.  This instrument constitutes and contains the entire Agreement and Release between the parties concerning Scheffer’s employment with the Company and the termination thereof, and supersedes all prior agreements (including, but not limited to, the Employment Agreement, except as specified herein), negotiations, proposed agreements, and understandings, if any, between the parties.  No other promises or agreements shall be binding unless signed by the parties contemporaneously with, or after signing this Agreement and Release, and supported by adequate consideration.

14. Severability.  In the event that any provision(s) of this Agreement and Release is found or held to be invalid or unenforceable, the remaining provisions of the Agreement and Release shall, nevertheless, continue to be valid and enforceable as though the invalid and unenforceable provision(s) had not been included herein.

15. Counterparts.  This Agreement and Release may be executed in one or more counterparts, each and all of which shall constitute, and shall be construed as a single original instrument upon execution, delivery and exchange of such signed counterparts by and among the parties hereto.  A fully executed copy of this Agreement and Release may be used with the same force and effect as the original of this Agreement and Release, and in the event this Agreement and Release is signed by a party and delivered to the other via facsimile, the transmitting party intends to be bound by the facsimile signatures thereon as if an original.

16. Headings.  The headings contained in this Agreement and Release are inserted for convenience only and are not to be considered in the construction of provisions herein.

17. Voluntary Execution of Agreement Authority;  By signing below, the parties indicate that they: (a) have carefully read and understand the terms of this Agreement and Release; (b) are entering into the Agreement and Release knowingly, voluntarily, and of their own free will; and (c) understand its terms and significance and intend to abide by its provisions without exception.  Scheffer represents and warrants that he has the capacity to enter into this Agreement and Release and that he is voluntarily and willingly consenting to this Agreement and Release. The Company represents and warrants that the signatory for the Company is executing this Agreement and Release under authority granted to him/her by the Company, that he/she has the power and authority to bind the Company to the terms of this Agreement and Release, and that the Company is voluntarily and willingly consenting to this Agreement and Release.

s/Jeffrey R. Scheffer                                                                                                            9/23/08
Jeffrey R. Scheffer                                                                                                                         Date

Accepted for STANLEY FURNITURE COMPANY, INC.:

By:           s/Douglas I. Payne

Title:         Executive Vice President – Finance and Administration

Date:         9/23/08

Exhibit A

Employment Agreement

[Employment Agreement made as of April 9, 2001 between Jeffrey R. Scheffer and Stanley Furniture Company, Inc. is filed as Exhibit 10.1 to the Stanley Furniture Company, Inc. Form 10-Q (Commission File No. 014938) for the quarter ended June 30, 2001 and is incorporated herein by reference.]